Exhibit 99.1

Press Release

Release date: March 12, 2020

Uniti Group Inc. Reports Fourth Quarter and Full Year 2019 Results

Reaches Agreement in Principle with Windstream

Announces Sale of Select U.S. Towers and Enters into Ongoing Strategic Tower Arrangement

Issues $2.25 Billion of Senior Secured Notes and Significantly Extends Debt Maturities

•	Revenues of $268.5 Million and $1,057.6 Million for the Fourth Quarter and Full Year
•	Net Loss of $0.06 and Net Income of $0.04 Per Diluted Common Share for the Fourth Quarter and Full Year
•	AFFO Per Diluted Common Share of $0.48 and $2.08 for the Fourth Quarter and Full Year
•	Introduces 2020 Financial Outlook

LITTLE ROCK, Ark., March 12, 2020 (GLOBE NEWSWIRE) – Uniti Group Inc. (“Uniti” or the “Company”) (Nasdaq: UNIT) today announced its results for the fourth quarter and full year 2019.

“As previously announced, we are pleased to have reached an agreement in principle with Windstream.  This agreement has significant strategic value for Uniti as it ensures further expansion of our national network footprint in the coming years through on-going fiber deployment.  These fiber investments will significantly enhance the value of our network, and should substantially strengthen Windstream’s competitive position.

Furthermore, we are also announcing today that we have agreed to sell approximately 486 of our U.S towers, and are simultaneously entering into a strategic arrangement with a valued wireless infrastructure provider to continue to build towers in the U.S.  This transaction realizes substantial value for our stockholders, and recycles capital at a highly attractive valuation,” commented Kenny Gunderman, President and Chief Executive Officer.

Mr. Gunderman continued, “As we enter 2020, we continue to see robust momentum in all of our businesses, including a strong focus on additional lease-up of both our Uniti Leasing and Uniti Fiber networks.  Our 2020 outlook reflects the continued investment in our portfolio of premier communication infrastructure assets, providing the foundation for the continual success in all of our operating business segments.”

QUARTERLY RESULTS

Consolidated revenues for the fourth quarter of 2019 were $268.5 million.  Net loss and Adjusted EBITDA were $11.4 million and $202.9 million, respectively, for the same period.  Net loss attributable to common shares was $11.4 million for the period and included $14.8 million of transaction related and other costs.  Adjusted Funds From Operations (“AFFO”) attributable to common shareholders was $101.7 million, or $0.48 per diluted common share.

Uniti Fiber contributed $79.5 million of revenues and $29.2 million of Adjusted EBITDA for the fourth quarter of 2019, achieving Adjusted EBITDA margins of approximately 37%.  Uniti Fiber’s net success-based capital expenditures during the quarter were $40.2 million, and maintenance capital expenditures were $1.7 million.

Uniti Towers contributed $3.2 million of revenues and reported near break-even Adjusted EBITDA for the quarter.  Uniti Towers’ total capital expenditures for the fourth quarter were $20.1 million and included the completed construction of 44 towers.

Uniti Leasing had revenues of $183.9 million and Adjusted EBITDA of $182.4 million for the fourth quarter. During the quarter, Uniti Leasing deployed $7.8 million towards growth capital investment initiatives.

The Consumer CLEC business had revenues of $2.0 million for the fourth quarter, achieving Adjusted EBITDA margins of approximately 14%.

FULL YEAR RESULTS

Consolidated revenues for the year ended December 31, 2019 were $1,057.6 million.  Net income and Adjusted EBITDA were $10.9 million and $812.7 million, respectively, for the same period.  Net income attributable to common shares was $8.4 million for the year and included $43.7 million of transaction related and other costs, offset by $60.5 million of other income primarily related to $28.8 million of pre-tax gains on the sale of our Latin American tower portfolio and U.S. ground lease business, and $28.5 million of income for changes in the fair value of contingent consideration.  Adjusted Funds From Operations (“AFFO”) attributable to common shareholders was $412.5 million, or $2.08 per diluted common share.

Uniti Fiber contributed $315.6 million of revenues and $126.8 million of Adjusted EBITDA for the year ended December 31, 2019, achieving Adjusted EBITDA margins of approximately 40%.  Uniti Fiber’s net success-based capital expenditures during the year were $160.4 million, and maintenance capital expenditures were $7.9 million.

Uniti Towers contributed $14.7 million of revenues and reported near break-even Adjusted EBITDA for the year ended December 31, 2019.  Uniti Towers’ total capital expenditures during the year were $99.2 million and included the completed construction of 240 towers and the acquisition of 2 towers in the U.S.

Uniti Leasing had revenues of $716.6 million and Adjusted EBITDA of $711.1 million for the year ended December 31, 2019, while deploying $17.7 million towards growth capital investment initiatives.

The Consumer CLEC business had revenues of $10.7 million for the year ended December 31, 2019, achieving Adjusted EBITDA margins of approximately 18%.

INVESTMENT TRANSACTIONS

We recently entered into a definitive agreement to sell 486 of our 672 U.S. towers for total cash consideration of approximately $190 million, subject to adjustments.  Concurrent with the sale of the U.S. towers, Uniti will enter into a strategic “off-take” tower arrangement with the purchaser, a wireless infrastructure provider.  Pursuant to the “off-take” arrangement, Uniti remains committed to the U.S. tower business and will continue to build and sell towers to the wireless infrastructure provider at an agreed upon price during 2020.  Uniti has the option to extend the “off-take” arrangement through 2021.

The definitive agreement includes a "go-shop" provision, which permitted the Company to solicit alternative proposals from third parties. The “go-shop” period has expired and the Company is evaluating proposals received. Uniti has the right to terminate the agreement to enter into a superior proposal subject to certain terms and conditions. There can be no definitive assurance that the "go-shop" will result in a superior transaction, and Uniti does not intend to disclose developments with respect to such process unless and until it determines such disclosure is appropriate or is otherwise required.

The transaction is subject to customary closing conditions and, absent a superior proposal, is expected to close in early second quarter of 2020.

LIQUIDITY AND FINANCING TRANSACTIONS

At year-end, the Company had approximately $144 million of unrestricted cash and cash equivalents, and undrawn borrowing availability under its revolving credit agreement.  The Company’s leverage ratio at quarter end was 6.3x based on Net Debt to Annualized Adjusted EBITDA.

As previously reported, on February 10, 2020, the Company closed on the issuance of $2.25 billion of Senior Secured Notes due February 2025 (“2025 Notes”).  The 2025 Notes bear interest at 7.875% and were issued at par.  The proceeds from the offering were used to repay all $2.05 billion of outstanding borrowings under the Company’s term loan facility due October 2022, and repay $156.7 million of outstanding borrowings under the Company’s revolving credit facility and terminate the same amount of revolving commitments.

On February 10, 2020, we received a limited waiver from our lenders under our credit agreement, waiving an event of default related solely to the receipt of a going concern opinion from our auditors for our 2019 audited financial statements.  The limited waiver was issued in connection with the sixth amendment (the “Amendment”) to our credit agreement. The Amendment increases the interest rate on our revolving credit facility, which now bears a rate of LIBOR, subject to a 1.0% floor, plus an applicable margin equal to 5.0%, a 100 basis point increase over our previous rate. This increase will be in effect through the remaining term of the facility, which matures on April 24, 2022.

On February 28, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per common share, payable on April 15, 2020 to stockholders of record on March 31, 2020.

FULL YEAR 2020 OUTLOOK

Our 2020 outlook excludes any impact from the announced agreement in principle related to the Windstream reorganization process as the effective date and accounting treatment are uncertain at this time.  Our outlook includes the sale of 486 of our U.S. towers with an expected closing in April 2020, assumes the Windstream lease continues in full force and effect and that Windstream continues to make all lease payments on time.  Our current outlook excludes future acquisitions, capital market transactions, and future transaction related and other costs not mentioned herein.  Actual results could differ materially from these forward-looking statements.

The Company’s consolidated outlook for 2020 is as follows (in millions):

	Full Year 2020
Revenue	$1,116	to	$1,128
Net income attributable to common shareholders (1)	21	to	33
Adjusted EBITDA (2)	812	to	824
Interest expense, net (3)	494	to	494

Attributable to common shareholders:
FFO (2)	230	to	242
AFFO (2)	394	to	406

Weighted-average common shares outstanding – diluted	220	to	220
________________________

(1)Includes $30 million of gain on sale of real estate related to U.S Tower assets.

(2)See “Non-GAAP Financial Measures” below.

(3)Includes capitalized interest and amortization of deferred financing costs and debt discounts.  Amortization of deferred financing costs include approximately $75 million related to our term loan facility, of which $73 million was incurred at the time the term loan facility was fully repaid on February 10, 2020.

CONFERENCE CALL

Uniti will hold a conference call today to discuss this earnings release at 4:15 PM Eastern Time (3:15 PM Central Time).  The dial-in number for the conference call is (844) 513-7153 (or (508) 637-5603 for international callers) and the conference ID is 1511989.  The conference call will be webcast live and can be accessed on the Company’s website at www.uniti.com.  A replay of the call will be available on the Company’s website or by telephone beginning on March 12, 2020 at approximately 8:00 PM Eastern Time. To access the telephone replay, which will be available for 14 days, please dial (855) 859-2056 and enter the conference ID number 1511989.

ABOUT UNITI

Uniti, an internally managed real estate investment trust, is engaged in the acquisition and construction of mission critical communications infrastructure, and is a leading provider of wireless infrastructure solutions for the communications industry.  As of December 31, 2019, Uniti owns 6.3 million fiber strand miles, approximately 670 wireless towers, and other communications real estate throughout the United States. Additional information about Uniti can be found on its website at www.uniti.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release and today’s conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended from time to time. Those forward-looking statements include all statements that are not historical statements of fact, including, without limitation, our 2020 financial outlook, our business strategies, growth prospects, industry trends, sales opportunities, and operating and financial performance.

Words such as "anticipate(s)," "expect(s)," "intend(s)," “estimate(s),” “foresee(s),” "plan(s)," "believe(s)," "may," "will," "would," "could," "should," "seek(s)" and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could materially alter our expectations include, but are not limited to, whether our settlement with Windstream will be effectuated and Windstream will successfully emerge from bankruptcy (which is dependent on a number of factors outside our control, including (i) court approval of our settlement, (ii) satisfaction of the settlement conditions, including negotiation of definitive documentation, regulatory approval and our ability to receive “true lease” opinions and (iii) Windstream’s ability to obtain court and required creditor approval for its plan of reorganization; the future prospects of Windstream, our largest customer; our ability to continue as a going concern if our settlement with Windstream Holdings is not approved and Windstream Holdings were to successfully reject the master lease, recharacterize the master lease or be unable or unwilling to perform its obligations under the master lease, including its obligations to make monthly rent payments; the ability and willingness of our customers to meet and/or perform their obligations under any contractual arrangements entered into with us, including master lease arrangements; the ability of our customers to comply with laws, rules and regulations in the operation of the assets we lease to them; the ability and willingness of our customers to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant; the adverse impact of litigation affecting us or our customers; our ability to renew, extend or obtain contracts with significant customers (including customers of the businesses we acquire); the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms; the risk that we fail to fully realize the potential benefits of acquisitions or have difficulty integrating acquired companies; our ability to generate sufficient cash flows to service our outstanding indebtedness; our ability to access debt and equity capital markets (including to fund required payments pursuant to our settlement); the impact on our business or the business of our customers as a result of credit rating downgrades and fluctuating interest rates; our ability to retain our key management personnel; our ability to qualify or maintain our status as a real estate investment trust (“REIT”); changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; covenants in our debt agreements that may limit our operational flexibility; other risks inherent in the communications industry and in the ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; the risk that the agreements relating to our pending U.S. towers transaction may be modified or terminated prior to closing; the risks related to satisfying the conditions to our pending U.S. towers transaction; and additional factors described in our reports filed with the SEC.

Uniti expressly disclaims any obligation to release publicly any updates or revisions to any of the forward-looking statements set forth in this press release and today’s conference call to reflect any change in its expectations or any change in events, conditions or circumstances on which any statement is based.

NON-GAAP PRESENTATION

This release and today’s conference call contain certain supplemental measures of performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  Such measures should not be considered as alternatives to GAAP.  Further information with respect to and reconciliations of such measures to the nearest GAAP measure can be found herein.

Uniti Group Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2019	December 31, 2018
Assets:
Property, plant and equipment, net	$3,409,945	$3,209,006
Cash and cash equivalents	142,813	38,026
Accounts receivable, net	77,623	104,063
Goodwill	690,672	692,385
Intangible assets, net	531,979	432,821
Straight-line revenue receivable	2,408	61,785
Derivative asset	-	31,043
Other assets, net	161,560	23,808
Total Assets	$5,017,000	$4,592,937

Liabilities, Convertible Preferred Stock and Shareholders’ Deficit
Liabilities:
Accounts payable, accrued expenses and other liabilities, net	$227,121	$94,179
Accrued interest payable	28,800	28,097
Deferred revenue	1,070,671	726,262
Derivative liability	23,679	-
Dividends payable	43,282	113,744
Deferred income taxes	24,431	52,434
Finance lease obligations	52,994	55,282
Contingent consideration	11,507	83,401
Notes and other debt, net	5,017,679	4,846,233
Total Liabilities	6,500,164	5,999,632

Commitments and contingencies

Convertible preferred stock, Series A, $0.0001 par value, 88 shares authorized, issued and outstanding: no shares at December 31, 2019 and 88 shares at December 31, 2018, $87,500 liquidation value	-	86,508

Shareholder’s Deficit:
Preferred stock, $ 0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $ 0.0001 par value, 500,000 shares authorized, issued and outstanding: 192,142 shares at December 31, 2019 and 180,536 shares at December 31, 2018	19	18
Additional paid-in capital	951,295	757,517
Accumulated other comprehensive (loss) income	(23,442)	30,105
Distributions in excess of accumulated earnings	(2,494,740)	(2,373,218)
Total Uniti shareholders’ deficit	(1,566,868)	(1,585,578)
Noncontrolling interests – operating partnership units	83,704	92,375
Total shareholders’ deficit	(1,483,164)	(1,493,203)
Total Liabilities, Convertible Preferred Stock and Shareholders’ Deficit	$5,017,000	$4,592,937

Uniti Group Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Leasing	$183,867	$178,366	$716,640	$699,847
Fiber Infrastructure	79,466	84,753	315,605	289,239
Towers	3,194	4,456	14,693	14,617
Consumer CLEC	2,010	3,179	10,673	13,931
Total revenues	268,537	270,754	1,057,611	1,017,634

Costs and expenses:
Interest expense, net	103,270	82,193	390,112	319,591
Depreciation and amortization	98,183	109,439	405,754	451,750
General and administrative expense	26,979	21,331	102,990	85,198
Operating expense (exclusive of depreciation and amortization)	41,495	40,866	160,024	137,065
Transaction related and other costs	14,825	5,385	43,708	17,410
Gain on sale of real estate	-	-	(28,995)	-
Other expense (income)	628	(2,930)	(31,463)	(4,504)
Total costs and expenses	285,380	256,284	1,042,040	1,006,510

(Loss) Income before income taxes	(16,843)	14,470	15,571	11,124
Income tax (benefit) expense	(5,489)	(213)	4,663	(5,421)
Net (loss) income	(11,354)	14,683	10,908	16,545
Net (loss) income attributable to noncontrolling interests	(197)	334	326	358
Net (loss) income attributable to shareholders	(11,157)	14,349	10,582	16,187
Participating securities’ share in earnings	(248)	(602)	(549)	(2,594)
Dividends declared on convertible preferred stock	-	(656)	(656)	(2,624)
Amortization of discount on convertible preferred stock	-	(745)	(993)	(2,980)
Net (loss) income attributable to common shareholders	$(11,405)	$12,346	$8,384	$7,989

Net (loss) income attributable to common shareholders – Basic	$(11,405)	$12,346	$8,384	$7,989
Impact of if-converted dilutive securities	-	(2,755)	-	(504)
Net (loss) income attributable to common shareholders – Diluted	$(11,405)	$9,591	$8,384	$7,485
Weighted average number of common shares outstanding:
Basic	192,140	179,337	187,358	176,169
Diluted	192,140	180,270	187,358	177,071

(Loss) earnings per common share:
Basic	$(0.06)	$0.07	$0.04	$0.05
Diluted	$(0.06)	$0.05	$0.04	$0.04

Uniti Group Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2018
Cash flow from operating activities:
Net income	$10,908	$16,545
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	405,754	451,750
Amortization of deferred financing costs and debt discount	42,779	24,614
Deferred income taxes	(11,428)	(7,385)
Straight-line revenues	(208)	(15,048)
Stock based compensation	10,808	8,064
Change in fair value of contingent consideration	(28,463)	(3,721)
Gain on sale of real estate	(28,995)	-
Loss on sale of Uniti Fiber Midwest operations	2,242	-
Loss on asset disposals	6,891	-
Other	(435)	7,818
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	25,592	(52,792)
Other assets	10,297	1,755
Accounts payable, accrued expenses and other liabilities	(3,260)	41,218
Deferred revenue from prepaid rent - Bluebird / Uniti Fiber Midwest networks	174,500	-
Net cash provided by operating activities	616,982	472,818

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(10,312)	(53,669)
Bluebird asset acquisition	(320,818)	-
Proceeds from sale of Uniti Fiber Midwest operations	6,400	-
Proceeds from sale of real estate, net of cash	130,429	-
NMS asset acquisitions	-	(3,299)
Capital expenditures – other	(350,480)	(423,575)
Net cash used in investing activities	(544,781)	(480,543)

Cash flows from financing activities:
Principal payment on debt	(21,080)	(21,080)
Dividends paid	(138,731)	(426,094)
Payments of contingent consideration	(32,253)	(18,640)
Distributions paid to noncontrolling interest	(3,046)	(9,917)
Borrowings under revolving credit facility	139,000	500,000
Payments under revolving credit facility	(203,981)	(140,000)
Capital lease payments	(4,257)	(5,946)
Payments for financing costs	(49,497)	-
Common stock issuance, net of costs	21,641	109,441
Proceeds from issuance of notes	345,000	-
Proceeds from sale of warrants	50,819	-
Payment for bond hedge option	(70,035)	-
Employee stock purchase program	883	-
Net share settlement	(1,834)	(1,605)
Net cash provided by (used in) financing activities	32,629	(13,841)

Effect of exchange rate changes on cash and cash equivalents	(43)	(173)
Net increase (decrease) in cash and cash equivalents	104,787	(21,739)
Cash and cash equivalents at beginning of period	38,026	59,765
Cash and cash equivalents at end of period	$142,813	$38,026

Uniti Group Inc.

Reconciliation of Net Income to FFO and AFFO

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net (loss) income attributable to common shareholders	$(11,405)	$12,346	$8,384	$7,989
Real estate depreciation and amortization	76,281	90,117	323,527	374,388
Gain on sale of real estate assets, net of tax	-	-	(24,420)	-
Participating securities’ share in earnings	248	602	549	2,594
Participating securities’ share in FFO	(371)	(602)	(1,246)	(2,594)
Adjustments for noncontrolling interests	(1,351)	(2,079)	(5,857)	(8,636)
FFO attributable to common shareholders	63,402	100,384	300,937	373,741
Transaction related and other costs	14,825	5,385	43,708	17,410
Change in fair value of contingent consideration	67	(3,034)	(28,463)	(3,721)
Amortization of deferred financing costs and debt discount	12,734	6,274	42,779	24,614
Stock based compensation	2,878	2,006	10,808	8,064
Non-real estate depreciation and amortization	21,902	19,322	82,227	77,362
Straight-line revenues	1,242	(4,116)	(208)	(15,048)
Maintenance capital expenditures	(1,727)	(2,521)	(7,992)	(5,686)
Amortization of discount on convertible preferred stock	-	745	993	2,980)
Cash taxes on tax basis cancellation of debt	-	-	4,590	-
Other, net	(12,973)	(8,428)	(34,799)	(34,426)
Adjustments for noncontrolling interests	(679)	(332)	(2,122)	(1,535)
Adjusted FFO attributable to common shareholders	$101,671	$115,685	$412,458	$443,755

Reconciliation of Diluted FFO and AFFO:
FFO Attributable to common shareholders – Basic	$63,402	$100,384	$300,937	$373,741
Impact of if-converted dilutive securities	5,257	-	10,613	-
FFO Attributable to common shareholders – Diluted	$68,659	$100,384	$311,550	$373,741

AFFO Attributable to common shareholders – Basic	$101,671	$115,685	$412,458	$443,755
Impact of if-converted dilutive securities	3,450	-	7,015	-
AFFO Attributable to common shareholders – Diluted	$105,121	$115,685	$419,473	$443,755

Weighted average common shares used to calculate basic earnings (loss) per common share	192,140	179,337	187,358	176,169
Impact of dilutive non-participating securities	-	933	-	902
Impact of if-converted dilutive securities	27,758	-	14,222	-
Weighted average common shares used to calculate diluted FFO and AFFO per common share	219,898	180,276	201,580	177,071

Per diluted common share:
EPS	$(0.06)	$0.05	$0.04	$0.04
FFO	$0.31	$0.56	$1.55	$2.11
AFFO	$0.48	$0.64	$2.08	$2.51

Uniti Group Inc.

Reconciliation of EBITDA and Adjusted EBITDA

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net (loss) income	$(11,354)	$14,683	$10,908	$16,545
Depreciation and amortization	98,183	109,439	405,754	451,750
Interest expense, net	103,270	82,193	390,112	319,591
Income tax expense (benefit)	(5,489)	(213)	4,663	(5,421)
EBITDA	184,610	206,102	811,437	782,465
Stock based compensation	2,878	2,006	10,808	8,064
Transaction related and other costs	14,825	5,385	43,708	17,410
Gain on sale of real estate	-	-	(28,995)	-
Other (income) expense	629	(3,482)	(24,219)	(5,056)
Adjusted EBITDA	$202,942	$210,011	$812,739	$802,883

Adjusted EBITDA:
Leasing	$182,392	$177,697	$711,119	$697,545
Fiber Infrastructure	29,182	36,309	126,754	123,389
Towers	(461)	772	(595)	355
Consumer CLEC	279	747	1,955	3,353
Corporate	(8,450)	(5,514)	(26,494)	(21,759)
	$202,942	$210,011	$812,739	$802,883

Annualized Adjusted EBITDA (1)	$811,768

As of December 31, 2019:
Total Debt (2)	$5,277,747
Cash and cash equivalents	(142,813)
Net Debt	$5,134,934

Net Debt/Annualized Adjusted EBITDA	6.3x

(1)

Calculated as Adjusted EBITDA for the most recently reported three-month period, multiplied by four.  Annualized Adjusted EBITDA has not been prepared on a pro forma basis in accordance with Article 11 of Regulation S-X.

(2)	Includes $53.0 million of finance leases but excludes $207.1 million of unamortized discounts and deferred financing costs.

Uniti Group Inc.

Projected Future Results (1)

(In millions)

Year Ended December 31, 2020
Net income attributable to common shareholders – Basic	$ 21 to $ 33
Noncontrolling interest share in earnings	1
Participating securities’ share in earnings	1
Net income (2)	23 to 35
Interest expense, net (3)	494
Depreciation and amortization	324
Income tax benefit	(11)
EBITDA (2)	830 to 842
Stock based compensation	13
Gain on sale of real estate (4)	(30)
Transaction related and other costs (5)	-
Adjusted EBITDA (2)	$ 812 to $ 824

(1)

These ranges represent management’s best estimates based on the underlying assumptions as of the date of this press release.  Future acquisitions, capital market transactions, changes in market conditions, and other factors are excluded from our projections.  There can be no assurance that our actual results will not differ materially from the estimates set forth above.

(2)	The components of projected future results may not add due to rounding.
(3)

Includes approximately $75 million of amortization of deferred financing costs related to our term loan facility, of which $73 million was incurred at the time the term loan facility was fully repaid on February 10, 2020.

(4)	Represents estimated pre-tax gain on the sale of U.S. Tower assets.
(5)	Future transaction related and other costs are not included in our current outlook.

Uniti Group Inc.

Projected Future Results (1)

(Per Diluted Share)

Year Ended December 31, 2020
Net income attributable to common shareholders – Basic	$ 0.11 to $ 0.17
Real estate depreciation and amortization	1.26
Gain on sale of real estate, net of tax (2)	(0.16)
Participating securities share in earnings	-
Participating securities share in FFO	-
Adjustments for noncontrolling interests	(0.02)
FFO attributable to common shareholders – Basic (3)	$ 1.19 to $ 1.26
Impact of if-converted securities	(0.05)
Net income attributable to common shareholders – Diluted (3)	$ 1.14 to $ 1.20

FFO attributable to common shareholders – Basic (3)	$ 1.19 to $ 1.26
Transaction related and other costs (4)	-
Change in fair value of contingent consideration	-
Amortization of deferred financing costs and debt discount (5)(6)	0.64
Stock based compensation	0.07
Non-real estate depreciation and amortization	0.42
Straight-line revenues	0.02
Maintenance capital expenditures	(0.03)
Other, net	(0.25)
Adjustments for noncontrolling interests	(0.02)
AFFO attributable to common shareholders – Basic (3)	$ 2.05 to $ 2.11
Impact of if-converted securities	(0.20)
AFFO attributable to common shareholders – Diluted (3)	$ 1.85 to $ 1.91

(1)

These ranges represent management’s best estimates based on the underlying assumptions as of the date of this press release.  Future acquisitions, capital market transactions, changes in market conditions, and other factors are excluded from our projections.  There can be no assurance that our actual results will not differ materially from the estimates set forth above.

(2)	Represents estimated after-tax gain on the sale of U.S. Tower assets.
(3)	The components of projected future results may not add to FFO and AFFO attributable to common shareholders due to rounding.
(4)	Future transaction related and other costs are not included in our current outlook.
(5)

Includes approximately $75 million of amortization of deferred financing costs related to our term loan facility, of which $73 million was incurred at the time the term loan facility was fully repaid on February 10, 2020.

(6)	Includes the deferred recognition of swap termination fees related to our February 2020 paydown of our variable rate Term Loan B commitments, which had been swapped to fixed rate.

Components of Interest Expense (1)

(In millions)

Year Ended December 31, 2020
Interest expense on debt obligations	$ 377
Capitalized interest	(7)
Amortization of deferred financing cost and debt discounts(2)	123
Interest expense, net (3)	$ 494

(1)

These ranges represent management’s best estimates based on the underlying assumptions as of the date of this press release.  Future acquisitions, capital market transactions, changes in market conditions, and other factors are excluded from our projections.  There can be no assurance that our actual results will not differ materially from the estimates set forth above.

(2)	Includes approximately $75 million related to our term loan facility, of which $73 million was incurred at the time the term loan facility was fully repaid on February 10, 2020.
(3)	The components of interest expense may not add to the total due to rounding.

NON-GAAP FINANCIAL MEASURES

We refer to EBITDA, Adjusted EBITDA, Funds From Operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and Adjusted Funds From Operations (“AFFO”) in our analysis of our results of operations, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). While we believe that net income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA, Adjusted EBITDA, FFO and AFFO are important non-GAAP supplemental measures of operating performance for a REIT.

We define “EBITDA” as net income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA before stock-based compensation expense and the impact, which may be recurring in nature, of transaction and integration related costs, costs associated with Windstream’s bankruptcy, costs associated with litigation claims made against us, and costs associated with the implementation of our new enterprise resource planning system, collectively “Transaction Related and Other Costs”, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, including costs associated with the termination of related hedging activities, gains or losses on dispositions, changes in the fair value of contingent consideration and financial instruments, and other similar or infrequent items. We believe EBITDA and Adjusted EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis. In addition, Adjusted EBITDA is calculated similar to defined terms in our material debt agreements used to determine compliance with specific financial covenants.  Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should not be considered as alternatives to net income determined in accordance with GAAP.

Because the historical cost accounting convention used for real estate assets requires the recognition of depreciation expense except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income attributable to common shareholders computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO in accordance with NAREIT’s definition.

The Company defines AFFO, as FFO excluding (i) transaction related and other costs; (ii) Windstream bankruptcy and litigation related expenses; (iii) certain non-cash revenues and expenses such as stock-based compensation expense, amortization of debt and equity discounts, amortization of deferred financing costs, depreciation and amortization of non-real estate assets, straight line revenues, non-cash income taxes, and the amortization of other non-cash revenues to the extent that cash has not been received, such as revenue associated with the amortization of tenant capital improvements; and (iv) the impact, which may be recurring in nature, of the write-off of unamortized deferred financing fees, additional costs incurred as a result of early repayment of debt, including costs associated with the termination of related hedging activities, gains or losses on dispositions, changes in the fair value of contingent consideration and financial instruments and similar or infrequent items less maintenance capital expenditures. We believe that the use of FFO and AFFO, and their respective per share amounts, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and analysts, and makes comparisons of operating results among such companies more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating performance. In particular, we believe AFFO, by excluding certain revenue and expense items, can help investors compare our operating performance between periods and to other REITs on a consistent basis without having to account for differences caused by unanticipated items and events, such as transaction and integration related costs. The Company uses FFO and AFFO, and their respective per share amounts, only as performance measures, and FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance.

Further, our computations of EBITDA, Adjusted EBITDA, FFO and AFFO may not be comparable to that reported by other REITs or companies that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define EBITDA, Adjusted EBITDA and AFFO differently than we do.

INVESTOR AND MEDIA CONTACTS:

Mark A. Wallace, 501-850-0866

Executive Vice President, Chief Financial Officer & Treasurer

mark.wallace@uniti.com

Bill DiTullio, 501-850-0872

Vice President, Finance and Investor Relations

bill.ditullio@uniti.com